Exhibit 99

Marine Products Corporation Reports First Quarter 2011 Financial Results

ATLANTA, April 27, 2011 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended March 31, 2011.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including Premiere Sport Yachts, SSi and SSX Sportboats and Cuddy Cabins, Sunesta Sportdecks, Xtreme Towboats, Signature Cruisers, and outboard sport fishing boats by Robalo.

For the quarter ended March 31, 2011, Marine Products generated net sales of $27,148,000 a 10.8 percent increase compared to $24,493,000 last year.  The increase in net sales was due to a 4.6 percent increase in the number of boats sold, coupled with a 6.4 percent increase in the average selling price per boat.  Unit sales increased among our sportboat and outboard sport fishing boat product lines.  Average selling prices improved among most of our product lines due to the mix of models sold during the quarter.

Gross profit for the quarter was $4,460,000, or 16.4 percent of net sales, compared to a gross profit of $3,445,000, or 14.1 percent of net sales, in the prior year.   The increase in gross profit in the first quarter of 2011 compared to the prior year was the result of higher unit sales, slightly lower retail incentive costs as a percentage of sales, and increased efficiencies due to higher production levels as compared to the prior year.  These improvements in profitability were partially offset by higher materials costs.

Operating income for the quarter was $604,000 compared to an operating loss of $403,000 in the first quarter of last year.  The Company’s operating income improved compared to the prior year due to higher net sales and gross profit in the first quarter of 2011 compared to the prior year.  Selling, general and administrative expenses were similar to the prior year but declined as a percentage of net sales due to leverage of fixed costs over higher activity levels.

Net income for the quarter ended March 31, 2011 was $666,000 compared to a net loss of $80,000 in the prior year.  Earnings per share for the quarter were $0.02 compared to $0.00 per share in the prior year.

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, “During the first quarter of 2011 Marine Products Corporation operated at higher production levels than the first quarter of last year in response to stable dealer demand.  Our improving results generated an increase in our cash and marketable securities balances compared to the end of 2010.  Attendance at the winter boat show season improved moderately compared to last year, and we have experienced an increase in the number of smaller boats sold to our dealers, which is traditionally a sign of impending improvement in demand.   Also, our new, award-winning 327 SSX Sportboat, which we recently introduced for the 2011 model year, enjoyed a strong reception during the boat show season and robust sales thus far during the retail selling season.

1st Quarter 2011 Press Release

“As we enter the height of this retail selling season, we are operating with manageable dealer inventories and backlog, given the underlying retail demand.  Although we believe that retail demand has stabilized, we share concerns with our dealers about this spring’s increase in fuel prices and the persistent weakness in residential real estate, both of which tend to discourage consumers from making large discretionary purchases such as pleasure boats.  In spite of a retail selling environment that is not continuing to strengthen as we would like, we note that this season’s retail sales are predominantly sales of current models to customers who recognize quality products and are interested in good service after the sale.  While the recent increase in fuel prices has caused our dealers to become more cautious in their sales outlook for the remainder of the 2011 selling season, we are encouraged by their enthusiasm for our quality products and continued leadership in the recreational boating industry.  Our process of constantly balancing the dynamics of production, dealer inventory, and retail demand continue to serve us well, and we believe we are uniquely positioned to benefit from increased sales when retail demand begins to increase more strongly,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, April 27, 2011 at 8:00 a.m. Eastern Time to discuss the results for the first quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ Web site at www.marineproductscorp.com.  The live conference call can also be accessed by calling (888) 417-8525 or (719) 457-2629 and using the conference ID #1321272.

A replay of the conference call will be available in the investor relations section of Marine Products’ Web site beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats; Premiere Sport Yachts; and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

1st Quarter 2011 Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our belief that an increase in the sales of small boats is a sign of an improving product demand; our belief that the 327 SSX Sportboat enjoyed a strong reception during the boat show season; our belief that we are operating with manageable dealer inventories and backlog; our belief that retail demand has stabilized; our concerns that the recent increases in fuel prices and persistent weakness in residential real estate will tend to discourage consumers from making large discretionary purchases such as pleasure boats; our encouragement by customer enthusiasm for our quality products and continued leadership in the recreational boating industry, and our belief that we are prepared to capitalize on opportunities to increase our market share and to generate superior financial performance to build long-term shareholder value.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2010.

For information contact:
BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

1st Quarter 2011 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended March 31, (Unaudited)	FIrst Quarter
	2011	2010	% BETTER (WORSE)
Net Sales	$27,148	$24,493	10.8%
Cost of Goods Sold	22,688	21,048	(7.8)
Gross Profit	4,460	3,445	29.5
Selling, General and Administrative Expenses	3,856	3,848	(0.2)
Operating Profit (Loss)	604	(403)	N/M
Interest Income	236	308	(23.4)
Income (Loss) Before Income Taxes	840	(95)	N/M
Income Tax Provision (Benefit)	174	(15)	N/M
Net Income (Loss)	$666	$(80)	N/M %

EARNINGS PER SHARE
Basic	$0.02	$0.00	N/M %
Diluted	$0.02	$0.00	N/M %

AVERAGE SHARES OUTSTANDING
Basic	36,287	36,147
Diluted	36,857	36,147

1st Quarter 2011 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(in thousands)
	2011	2010
ASSETS
Cash and cash equivalents	$6,047	$6,351
Marketable securities	13,670	19,306
Accounts receivable, net	2,811	2,048
Inventories	21,466	23,412
Income taxes receivable	429	6,055
Deferred income taxes	927	1,136
Prepaid expenses and other current assets	1,205	1,145
Total current assets	46,555	59,453
Property, plant and equipment, net	12,200	13,029
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	36,139	18,281
Deferred income taxes	3,054	3,098
Other assets	5,146	5,081
Total assets	$106,867	$102,715

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$4,751	$4,776
Accrued expenses and other liabilities	9,378	10,746
Total current liabilities	14,129	15,522
Pension liabilities	5,483	5,227
Other long-term liabilities	414	392
Total liabilities	20,026	21,141
Common stock	3,733	3,709
Capital in excess of par value	189	-
Retained earnings	83,888	78,612
Accumulated other comprehensive loss	(969)	(747)
Total stockholders' equity	86,841	81,574
Total liabilities and stockholders' equity	$106,867	$102,715